REVOLVING LINE OF CREDIT PROMISSORY NOTE

$250,000.00 Miami, Florida August 7, 2015

FOR VALUE RECEIVED, REJUVEL BIO-SCIENCES, INC, a Florida corporation ("Maker") promises to pay to D &E Capital Corp., a Florida Corporation (the "Payee"), at 164-60 NE 16th Ave., Miami Beach, Florida 33160, or at such other places as Payee may designate from time to time in writing, the principal sum of Two hundred fifty thousand and No/100s Dollars $250,000.00 or so much of that sum as may be advanced under this Revolving Line of Credit Promissory Note. Revolving Line Of Credit available for a period of 12 months.

Interest shall accrue on the unpaid principal balance at the rate of 1.8% every 30 days until the outstanding principal advanced is paid in full.

Payments of principal and interest shall be made as provided below in the paragraph entitled "PAYMENT OF PRINCIPAL INTEREST."

PAYMENT OF PRINCIPAL INTEREST

Commencing on the date one (1) month following the date of this Promissory Note, and continuing on the first day of each month thereafter, Maker shall pay to Payee monthly payments of interest only at the end of which time, the remaining principal balance, if any, shall be due and payable. In the event any payment is not received by Payee within ten (10) days following its due date, a late charge equal to five percent (5%) of the payment shall be due from Maker to Payee in addition to the installment that is otherwise due. Maker acknowledges that this late charge is intended to reimburse Payee for administrative expenses incurred by Payee due to Maker's failure to make timely payments.

LINE OF CREDIT

This Note evidences a revolving line of credit. Advances under this Note may be requested orally by Maker. The unpaid principal balance owing on this Note maybe evidenced by endorsement or amendments to the Note or by Payee's internal records. Payee shall have no obligation to advance funds under this Note if Maker is in default under the terms of the Note or any agreement that Maker has with Payee, Maker ceases doing business or is insolvent, or Payee in good faith believes itself insecure.

PREPAYMENT PRIVILEGE

Principal and/or interest may be prepaid in whole or in part at any time without penalty.

ACCELERATION

In the event that Maker shall default in the payment of interest or principal when due, and if such default shall continue for thirty (30) days following written notice from Payee to Maker,

the whole sum of the principal balance and all accrued interest thereon shall become immediately due and payable at the option of Payee upon notice to Maker.

MISCELLANEOUS

Principal and interest are payable in lawful money of the United States. If Payee or Maker institutes a judicial action on this Promissory Note and Payee or Maker promises to pay reasonable attorneys' fees awarded by the court if they prevail. Time is of the essence in the obligations under this Promissory Note. Florida law is precedent, venue is Miami-Dade county.

MAKER:

REJUVEL BIO-SCIENCES, INC.

BY: [signature]
CHARLES J. SCIMECA, PRESIDENT

Payee:

D&E Capital Corp.

By: [signature]
Debra Elenson, President